                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement      [ ] Confidential, for Use of the
[X]  Definitive Proxy Statement           Commission Only (as permitted by Rule
     Definitive Additional Material       14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              M & F WORLDWIDE CORP.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]        No fee required.
     [ ]        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
                and 0-11.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     (1)        Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------

     (2)        Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

-------------------------------------------------------------------------------

(Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
     (4)        Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
     (5)        Total fee paid:

     [ ]        Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.
-------------------------------------------------------------------------------

     (1)         Amount Previously Paid:

-------------------------------------------------------------------------------

     (2)        Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------

     (3)        Filing Party:

-------------------------------------------------------------------------------

     (4)        Date Filed:

-------------------------------------------------------------------------------

                              M & F WORLDWIDE CORP.
                               35 East 62nd Street
                            New York, New York 10021





                                                                  March 30, 1998



To Our Stockholders:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of M&F Worldwide Corp. to be held at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334-3642 on Tuesday, May 12, 1998, at 10:30 a.m. local time.

         The business of the meeting will be to elect directors and ratify the selection of independent auditors for 1998. Information on each of these matters can be found in the accompanying Proxy Statement.

         While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.


                                                     Sincerely,


                                                 By: /s/ Theo W. Floz
                                                     --------------------------
                                                     Theo W. Folz
                                                     Chief Executive Officer

                               M&F WORLDWIDE CORP.
                               35 East 62nd Street
                            New York, New York 10021



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
M&F Worldwide Corp.:

         Notice is hereby given that the Annual Meeting of Stockholders of M&F Worldwide Corp., a Delaware corporation (the "Company"), will be held on the 12th day of May 1998 at 10:30 a.m., local time, at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334-3642 for the following purposes:

         1. To re-elect four members of the Company's Board of Directors to serve until the annual meeting in 2001 and until such directors' successors are duly elected and shall have qualified.

         2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1998.

         3. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 24, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 625 Madison Avenue, New York, New York 10022, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

         To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

                                             By Order of the Board of Directors


                                             M&F WORLDWIDE CORP.

March 30, 1998


                 PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                  PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                   THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                         IN ACCORDANCE WITH YOUR WISHES.

                               M&F WORLDWIDE CORP.

                      ------------------------------------


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1998

                      ------------------------------------



         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of M&F Worldwide Corp., a Delaware corporation (the "Company"), of proxies to be voted at the 1998 Annual Meeting of Stockholders to be held on the 12th day of May 1998 at 10:30 a.m., local time, at The Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33334-3642 and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about March 30, 1998.

         At the Annual Meeting, the Company's stockholders will be asked (1) to re-elect the following persons as Directors of the Company until the Company's annual meeting in 2001 and until such Directors' successors are duly elected and shall have qualified: Ronald O. Perelman, Theo W. Folz, E. Gregory Hookstratten and Bruce Slovin; (2) to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1998; and (3) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10021 and the telephone number is 212-572-8600.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

         All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the four nominees for Director identified in this Proxy Statement and the ratification of Ernst & Young LLP as the Company's auditors. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 35 East 62nd Street, New York, New York 10021, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

         The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL MEETING

         Only holders of record of the Company's common stock, par value $0.01 (the "Common Stock"), at the close of business on March 24, 1997 (the "Record Date") were entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 20,602,479 shares of Common Stock, each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Any stockholder present (including broker non-votes) at the Annual Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists. The holder of the outstanding shares of the Company's Series A 8% Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") does not have the right to vote such Series A Preferred Stock or the Common Stock into which it may be converted at the Annual Meeting. The affirmative vote of the holders of a plurality of the votes cast is required to re-elect the director nominees. The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting by the holders present or represented by proxy and entitled to vote is required ratify the appointment of Ernst & Young LLP.

         Mafco Consolidated Group Inc. ("Mafco Consolidated"), which beneficially owns 6,239,400 shares or approximately 30.2% of the outstanding Common Stock as of the Record Date (excluding shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock owned by Mafco Consolidated, which were not outstanding or entitled to vote as of the Record
Date), has informed the Company of its intention to vote its shares of Common Stock FOR each of the matters to be acted on at the Annual Meeting (collectively, the "Proposals"). Based on the foregoing, the affirmative vote of the holders of 4,061,840 additional shares of Common Stock (representing approximately 19.8% of the shares of Common Stock currently outstanding) would be required (assuming all shares of Common Stock are voting at the meeting) to constitute a quorum, elect the director nominees and approve the selection of auditors.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Board of Directors consists of Ronald O. Perelman, Jaymie A. Durnan, Theo W. Folz, Howard Gittis, J. Eric Hanson, E. Gregory Hookstratten, Lance Liebman, Paul M. Meister, James G. Roche and Bruce Slovin. The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided as evenly as possible into three classes.

         The Board of Directors has nominated Messrs. Perelman, Folz, Hookstratten and Slovin for re-election as Directors at the Annual Meeting to serve until the annual meeting in 2001. Messrs. Perelman, Folz, Hookstratten and Slovin are currently members of the Board of Directors whose terms expire at the Annual Meeting and, except as herein stated, the proxies solicited hereby will be voted FOR their election. The Board of Directors has been informed that Messrs. Perelman, Folz, Hookstratten and Slovin are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

         Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of Directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

DIRECTORS AND DIRECTOR NOMINEES

         The name, age (as of March 24, 1998), principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each Director and Director nominee are set forth hereafter.

         RONALD O. PERELMAN (55) has been a Director and Chairman of the Executive Committee of the Board of Directors since 1995 and was Chairman of the Board of the Company from 1995 to 1997. Mr. Perelman has been Chairman of the Board of Directors and Chief Executive Officer of Mafco Holdings Inc. ("Holdings") and MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), diversified holding companies, and various affiliates since 1980. Mr. Perelman is also Chairman of the Executive Committee of the Boards of Directors of Consolidated Cigar Holdings Inc. ("Cigar Holdings") and Revlon, Inc. and is Chairman of the Board of Meridian Sports Incorporated ("Meridian"). Mr. Perelman is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): California Federal Bank, A Federal Savings Bank ("CalFed"), Cigar Holdings, First Nationwide Holdings Inc. ("First Nationwide Holdings"), First Nationwide (Parent) Holdings Inc. ("First Nationwide Parent"), Meridian, REV Holdings Inc., Revlon, Inc., and Revlon Consumer Products Corporation ("Revlon Products"). Mr. Perelman's term as a Director of the Company expires in 1998. (On December 27, 1996, Marvel Entertainment Group, Inc. ("Marvel"), Marvel Holdings Inc. and Marvel (Parent) Holdings Inc., of which Mr. Perelman was then a director and Marvel III Holdings Inc. of which Mr. Perelman is a director and several of subsidiaries of Marvel filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

         JAYMIE A. DURNAN (44) has been a Director of the Company since 1995 and has been Vice President of Holdings and MacAndrews Holdings, diversified holding companies, since 1992 and Special Counsel to the Chairman of MacAndrews Holdings since 1995. Mr. Durnan was an attorney with the law firm of Marks & Murasi from 1990 through 1992 and a United States Naval officer from 1975 to 1990. Mr. Durnan's term as a Director of the Company expires in 1999.

         THEO W. FOLZ (54) has been a Director, President and Chief Executive Officer of the Company since 1996 and Chairman of the Board since 1997. Mr. Folz has been President, Chief Executive Officer and a Director of Cigar Holdings since 1996 and President and Chief Executive Officer of Consolidated Cigar Corporation since 1984. Mr. Folz's term as a Director of the Company expires in 1998.

         HOWARD GITTIS (64) has been a Director of the Company since 1995 and Vice Chairman of Holdings and MacAndrews Holdings, diversified holding companies, and various affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: CalFed, Cigar Holdings, First Nationwide Holdings, First Nationwide Parent, REV Holdings Inc.,

Revlon, Inc., Revlon Products, Jones Apparel Group, Inc., Loral Space & Communications Ltd. and Rutherford-Moran Oil Corporation. Mr. Gittis' term as a Director expires in 2000.

         J. ERIC HANSON (51) has been a Director of the Company since 1995 and Executive Vice President-Finance and Administration of the Company since 1997. Mr. Hanson also has been President and Chief Executive Officer of Meridian since 1997. Mr. Hanson was Senior Vice President of Holdings and MacAndrews Holdings, diversified holding companies, and various affiliates from 1994 and was Vice President of Holdings from 1993 to 1994. Mr. Hanson is also a Director of Meridian which files reports pursuant to the Exchange Act. Mr. Hanson's term as a Director expires in 2000.

         E. GREGORY HOOKSTRATTEN (65) has been a Director of the Company since 1997. He has been engaged in private law practice, specializing in entertainment law as a partner in Hookstratten & Hookstratten for more than the past five years. Mr. Hookstratten's term as a Director expires in 1998.

         LANCE LIEBMAN (56) has been a Director of the Company since 1995. Professor Liebman has been William S. Beinecke Professor of Law at Columbia Law School since 1996 and was Dean of Columbia Law School from 1991 to 1996. From 1976 to 1991, Professor Liebman was Professor of Law at Harvard Law School and from 1981 to 1984 also held the position of Associate Dean. Professor Liebman is a Director of Greater New York Insurance Co. and World Financial Properties, Inc. and a Trustee of National Income Realty Trust, a real estate investment trust. Professor Liebman's term as a Director of the Company expires in 1999.

         PAUL M. MEISTER (45) has been a Director of the Company since 1995. Mr. Meister has been Vice Chairman of the Board and Executive Vice President of Fisher Scientific International Inc. (scientific instruments, equipment and supplies) since 1998 and was Senior Vice President-Chief Financial Officer of Fisher Scientific International, Inc. from 1991 to 1998. Mr. Meister was Senior Vice President of Abex, Inc. (diversified manufacturing) from 1992 to 1995 and Managing Director- Chief Financial Officer of The Henley Group Inc. (diversified manufacturing) from prior to 1990 to 1992. Mr. Meister is also a Director of the following corporations which file reports pursuant to the Exchange Act: Fisher Scientific International Inc., The General Chemical Group, Inc., Minerals Technologies, Inc. and Wheelabrator Technologies, Inc. Mr. Meister's term as a Director of the Company expires in 2000.

         JAMES G. ROCHE (58) has been a Director of the Company since 1995. Dr. Roche has been Corporate Vice President and General Manager, Electronic Sensors and Systems Division of Northrop Grumman Corporation, a maker of aircraft, electronic systems and unmanned vehicles and a provider of information services, since 1996 and was Chief Advanced Development, Planning and Public Affairs Officer of Northrop Corporation from 1993 to 1996, Planning Officer since 1992 and Corporate Vice President and Assistant to the Chairman, President and Chief Executive Officer of Northrop Corporation from prior to 1991 to 1992. Dr. Roche's term as a Director of the Company expires in 1999.

         BRUCE SLOVIN (62) has been a Director of the Company since 1995 and the President of Holdings and MacAndrews Holdings, diversified holding companies, and various affiliates since 1982. Mr. Slovin is a Director of the following corporations which file reports pursuant to the Exchange Act: Cantel Industries, Inc., Coleman, Meridian, Continental Health Affiliates, Inc. Infu-Tech, Inc. and Oak Hill Sportswear Corporation. Mr. Slovin's term as a Director of the Company expires in 1998.

BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee.

         The Executive Committee consists of Messrs. Perelman, Gittis and Slovin. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law. The Audit Committee, consisting of Mr. Meister, Professor Liebman and Dr. Roche, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Compensation Committee, consisting of Messrs. Gittis and Hookstratten, Professor Liebman and Dr. Roche, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee may consider and recommend awards of options to purchase shares of Common Stock pursuant to the Company's stock option plans.

         During 1997, the Board of Directors and Audit Committee each held four meetings. During 1997, the Executive Committee acted four times by unanimous written consent. The Compensation Committee held one meeting and acted two times by unanimous written consent during 1997.

COMPENSATION OF DIRECTORS

         Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee, payable in monthly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

EXECUTIVE OFFICERS

         The following table sets forth as of the date hereof the executive officers of the Company and executive officers of its operating subsidiary, Pneumo Abex Corporation, which operates its licorice and flavors business under the name Mafco Worldwide Corporation ("Mafco Worldwide").

NAME                                                 POSITION
----                                                 --------
Ronald O. Perelman         Chairman of the Executive Committee
Theo W. Folz               Chairman, President and Chief Executive Officer
Irwin Engelman             Executive Vice President and Chief Financial Officer
Barry F. Schwartz          Executive Vice President and General Counsel
J. Eric Hanson             Executive Vice President-Finance and Administration
Stephen G. Taub            President and Chief Operating Officer of Mafco
                           Worldwide
Pramathesh S. Vora         Senior Vice President of Mafco Worldwide
Peter W. Grace             Senior Vice President-Finance of Mafco Worldwide

         For biographical information about Messrs. Perelman, Folz and Hanson, see "Directors and Director Nominees."

         Irwin Engelman (63) has been Executive Vice President and Chief Financial Officer since 1996 and Executive Vice President, Chief Financial Officer and Director of Holdings and MacAndrews Holdings, diversified holding companies, and various affiliates since 1992. Mr. Engelman was Executive Vice President and Chief Financial Officer of GAF Corporation, a specialty chemical and building materials company, from 1990 to 1992. Mr. Engelman is also a Director of CalFed and Revlon Products. (On December 27, 1996, Marvel Holdings and Marvel Parent of which Mr. Engelman was then an executive officer and Marvel III of which Mr. Engelman is an executive officer, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

         Barry F. Schwartz (48) has been Executive Vice President and General Counsel of the Company since 1996 and Executive Vice President and General Counsel of Holdings and MacAndrews Holdings, diversified holding companies, and various affiliates since 1993 and was Senior Vice President of Holdings and MacAndrews Holdings from 1989 to 1993. (On December 27, 1996, Marvel Holdings and Marvel Parent of which Mr. Schwartz was then an executive officer and Marvel III of which Mr. Schwartz is an executive officer, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

         Stephen G. Taub (46) has been President and Chief Operating Officer of Mafco Worldwide since 1993. Mr. Taub was elected Senior Vice President in 1987 and his responsibilities included the manufacturing, botanical and spice operations of Mafco Worldwide, as well as product marketing to the confectionery and pharmaceutical industries in Western Europe. Mr. Taub joined Mafco Worldwide in 1975 as an Industrial Engineer and in 1982 became Vice President of Marketing.

         Pramathesh S. Vora (51) has been Senior Vice President of Mafco Worldwide since 1993. Mr. Vora was elected Vice President of Research and Development, including areas of quality control and technical marketing, in 1984 and in 1986, was also given responsibility for international tobacco sales and marketing for Europe, Asia and South America. Mr. Vora joined Mafco Worldwide in 1977 as a chemical engineer, became the Research and Development Manager in 1978 and was given responsibility for Quality Control in 1982.

         Peter W. Grace (53) has been Senior Vice President-Finance of Mafco Worldwide since 1993. Mr. Grace joined Mafco Worldwide in 1978 as Controller and was elected Vice President in 1982, responsible for all domestic and international accounting, treasury and MIS functions.

EXECUTIVE COMPENSATION

         The compensation paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company and the Company's principal operating business, for all services rendered during each of the three years ended December 31, 1997 is set forth in the following Summary Compensation Table. The compensation shown includes amounts paid by the Company and its subsidiary Mafco Worldwide in the periods prior to its acquisition by the Company in 1996.


                           SUMMARY COMPENSATION TABLE

                                                                                    Long-
                                                                                     Term
                                                                                   Compen-
                                                                                    sation
                                                Annual Compensation                 Awards
                            ------------------------------------------------------------------------------------
                                                                                  Number of
                                                                                  Securities
                                                                       Other      Underlying         All
                                                                      Annual       Options/         Other
Name and                                                              Compen-        SARs           Compen-
Principal Position           Year      Salary ($)     Bonus ($)     sation ($)       (#)        sation ($)(b)
------------------           ----      ----------     ---------     ----------       ---        -------------
Theo W. Folz                 1997           360,000      396,000         0         525,000                0
Chief Executive Officer      1996           330,000      363,000         0               0                0
and President                1995           300,000      300,000         0               0                0

J. Eric Hanson(a)            1997           425,000      100,000         0         250,000            4,194
Executive Vice President     1996                --           --        --              --               --
                             1995                --           --        --              --               --

Stephen G. Taub              1997           500,000      550,000         0         150,000            4,914
President and Chief          1996           400,000      475,000         0               0            3,963
Operating Officer            1995           370,000      475,000         0               0           10,312
(Mafco Worldwide)

Pramathesh S. Vora           1997           192,500      211,750         0          50,000            3,892
Senior Vice President        1996           180,000      198,000         0               0            4,699
(Mafco Worldwide)            1995           170,000      107,500         0               0            4,699

Peter W. Grace               1997           170,000      187,000         0          35,000            3,557
Senior Vice President-       1996           158,500      174,350         0               0            5,219
Finance (Mafco World-        1995           150,000       90,000         0               0            5,219
wide)

---------------------------


  (a)    Mr. Hanson became an officer and employee of the Company in 1997.

  (b) Represents, in each case, 401(k) contributions of $3,000 in 1995 and 1996, and $3,200 in 1997; the remainder represents the Supplemental Medical and Dental Expense Plan benefits paid by Mafco Worldwide.

                     AGGREGATED OPTION/SAR EXERCISES IN 1997
                       AND YEAR END 1997 OPTION/SAR VALUES

         The following chart shows, for 1997, the number of stock options exercised and the 1997 year-end value of the options held by the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table:

                                                              Number of
                                                             Securities             Value of
                                                             Underlying            Unexercised
                                                             Unexercised          In-the-Money
                                                            Options/SARs         Options/SARs at
                           Shares                          at Year End (#)        Year End ($)
                         Acquired on          Value         Exercisable/          Exercisable/
Name                     Exercise (#)        Realized ($)   Unexercisable         Unexercisable*
----                     -----------         -----------    -------------        ---------------
Theo W. Folz                  0                   0              0/525,000        0/1,221,250
J. Eric Hanson                0                   0              0/250,000          0/610,000
Stephen Taub                  0                   0              0/150,000          0/375,000
Pramathesh Vora               0                   0               0/50,000          0/125,000
Peter Grace                   0                   0               0/35,000           0/87,500

----------------------------
*        Based on a year-end 1997 closing price of $97/8.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

         During 1997, the following grants of stock options were made pursuant to the Stock Plan to the executive officers named in the Summary Compensation
Table:


                           OPTIONS/SAR GRANTS IN 1997

                                                             INDIVIDUAL GRANTS
                              -----------------------------------------------------------------------------
                               NUMBER OF     % OF TOTAL
                               SECURITIES      OPTIONS
                               UNDERLYING    GRANTED TO     EXERCISE OR
                                OPTIONS     EMPLOYEES IN    BASE PRICE     EXPIRATION      GRANT DATE
              NAME              GRANTED      FISCAL YEAR    (PER SHARE)       DATE      PRESENT VALUE(b)
              ----             ---------    -------------   -----------      ------     ----------------
Theo W. Folz                      525,000         48%           $ 7.55(a)     2007           $1,307,701
J. Eric Hanson                    250,000         23%           $ 7.44(a)     2007             $606,613
Stephen Taub                      150,000         14%           $7.375        2007             $358,874
Pramathesh S. Vora                 50,000          5%           $7.375        2007             $119,625
Peter Grace                        35,000          3%           $7.375        2007              $83,737

----------------------

(a)   Represents a weighted average exercise price.

(b) The present value of the options are based on the Black-Scholes option pricing model using the following weighted average assumptions: (i) stock price volatility of 21%, (ii) risk-free rate of 6.39%, (iii) a dividend yield of 0%, (iv) an exercise price equal to the fair market value on the date of grant, (v) an expected life of five years and (vi) no discounts for forfeiture or non-transferability.


During 1997 the Company also granted options to purchase 500,000 shares to Mr. Perelman, Chairman of the Executive Committee. Such options were granted at the then current market value of the Common Stock and do not vest until 2002.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION



         The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of Messrs. Gittis and Hookstratten, Professor Liebman and Dr. Roche, none of whom are officers or employees of the Company. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

         Compensation Policies. The overall objectives of the Company's compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through a stock option plan and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

         The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock option awards. An executive officer's annual base salary represents the fixed component of such executive officer's total compensation, and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Folz, the Company's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

         Base Salaries. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and its predecessors.

         Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect any corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

         Annual Incentive Compensation Awards. The variable compensation payable annually to executive officers (including the Chief Executive Officer) generally consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions with certain executives which provide eligibility to receive bonuses under the Company's Performance Bonus Plan determined in accordance with a formula relating to achievement of Company performance goals. The Performance Bonus Plan is described elsewhere in this Proxy Statement. Such performance goals, are based upon the Company's operating income. The annual incentive compensation earned by the executives with respect to 1997 was determined in accordance with such provisions. In addition, executive officers of the Company may be awarded discretionary bonuses by the Compensation Committee.

         Other Incentive Compensation Awards. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of stock options is set at a price equal to the market price of the Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Common Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

         Chief Executive Officer Compensation. Mr. Folz serves as Chief Executive Officer of the Company and has served as Chief Executive Officer of the Company's flavors business for the past three years. Mr. Folz also serves as the Chief Executive

Officer of the Company's affiliate, Consolidated Cigar Holdings Inc. Mr. Folz's level of compensation from the Company had been set prior to the acquisition of the Company's flavors business and has been increased by the Company as determined to be appropriate in accordance with compensation philosophy set forth above and the guidelines of the Compensation Committee. The Compensation Committee believes Mr. Folz's compensation from the Company is appropriate in light of the experience and expertise Mr. Folz brings to the position and the fact that Mr. Folz does not devote full time to his position with the Company, and considering compensation levels of Chief Executive Officers of comparable companies (including, but not limited to, companies comprising the peer group selected for the performance graph, as well as other companies of similar size with which the Compensation Committee believes the Company competes for executive talent). No specific weight is given by the Compensation Committee to any of the foregoing factors. As additional compensation and to align Mr. Folz's interest with the interests of the Company's stockholders, in 1997 Mr. Folz also was granted options to acquire shares of the Company's Common Stock.

         Deductibility of Compensation. The Compensation Committee attempts to ensure full deductibility of compensation in light of the limitation on the deductibility of certain compensation in excess of one million dollars under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Performance Bonus Plan and the Company's stock option plans, described elsewhere in this Proxy Statement, are designed so as to cause stock options and bonuses granted thereunder to be exempt from the limitations contained in such
Section 162(m).

                                    The Compensation Committee
                                      of the Board of Directors

                                    Howard Gittis, Chairman
                                    E. Gregory Hookstratten
                                    Lance Liebman
                                    James G. Roche

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Howard Gittis, E. Gregory Hookstratten, Lance Liebman and James G. Roche served on the Compensation Committee during 1997. None of such individuals are officers or employees of the Company or its subsidiaries.

EMPLOYMENT ARRANGEMENTS

         Certain of the executive officers are parties to employment agreements with the Company, its parent or the Company's principal operating subsidiary. The following is a description of certain terms of such agreements.

         Mr. Folz has an employment contract with Mafco Consolidated which includes compensation for his duties as Chief Executive Officer of Mafco Worldwide. The portion of compensation allocable to Mafco Worldwide is reimbursed by Mafco Worldwide and is shown in the compensation table above. Mr. Folz received no other benefits from Mafco Worldwide nor is he a participant in the Mafco Worldwide pension plans.

         Mr. Hanson has an employment agreement with the Company which provides for him to be employed through December 31, 1999. At any time on or after January 1, 1999, the Company will have the right to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends twenty-four months after the last day of the month in which the notice was given. From and after December 31, 1999, the employment term is extended on a day-to-day basis until the Company gives notice of non-renewal, as described above. Mr. Hanson will be paid an annual base salary of not less than $500,000. Because Mr. Hanson allocates a certain portion of his time to the business of an affiliate of the Company, since the second quarter of 1997 the Company has been reimbursed $25,000 per quarter from such affiliate. Mr. Hanson is also eligible for a discretionary bonus as determined by the Board of Directors. In the event of a breach of the agreement by the Company, Mr. Hanson is entitled to terminate the employment agreement; in that event or in the event that the Company terminates the agreement other than for cause or Mr. Hanson's disability, Mr. Hanson is generally entitled to receive payment of base salary and the continuation of benefits for the longer of the remaining term of the agreement or twenty-four months, offset by certain other compensation Mr. Hanson earns during the period.

         Mafco Worldwide entered into an employment agreement with Mr. Taub which provides for him to be employed commencing on September 1, 1996 through December 31, 2000. At any time on or after December 31, 1999, Mafco Worldwide will have the right to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends twelve months after the last day of the month in which the notice was given. From and after January 1, 2001, the employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, as described above. Mr. Taub will be paid an annual base salary of not less than $500,000, subject to increase at the discretion of Mafco Worldwide. In addition, Mr. Taub may earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million, pursuant to his participation in the Performance Bonus Plan as set forth in his employment agreement. In the event of a breach of the agreement by Mafco Worldwide, Mr. Taub is entitled to terminate the employment agreement; in that event or in the event that Mafco Worldwide terminates the agreement other than for cause or Mr. Taub's disability, Mr. Taub is generally entitled to receive payment of base salary and bonus and the continuation of benefits for the longer of the remaining term of the agreement or twelve months, offset by any other compensation Mr. Taub earns during this period.

         Mafco Worldwide also entered into employment agreements with Messrs. Grace and Vora which provide for each to be employed commencing on September 1, 1996, through December 31, 1999. At any time on or after December 31, 1998, Mafco Worldwide will have the right to give notice of the non-renewal of the employment term. Upon the giving of such notice the employment term is automatically extended so that it ends twelve months after the last day of the month in which the notice was given. From and after January 1, 2000 the employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renew- al, as described above. Mr. Grace will be paid an annual base salary of not less that $158,500, subject to increase at the discretion of Mafco Worldwide. Mr. Vora will be paid an annual base salary of not less than $180,000, also subject to increase at the discretion of Mafco Worldwide. In addition, Messrs. Grace and Vora may each earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million, pursuant to their participation in the Performance Bonus Plan as set forth in their respective employment agreements. In the event of a breach of an agreement by Mafco Worldwide, Messrs. Grace and Vora are entitled to terminate their respective employment agreements; in that event or in the event that Mafco Worldwide terminates an agreement other than for cause or disability, the executive is generally entitled to receive payment of base salary and bonus and the continuation of benefits for the longer of the remaining term of the agreement or twelve months, offset by any other compensation the executive earns during this period.

         COMMON STOCK PERFORMANCE

         The Company's Common Stock commenced trading on the New York Stock Exchange (the "NYSE") on June 16, 1995. The two graphs set forth below present a comparison of cumulative stockholder return through December 31, 1997, assuming reinvestment of dividends, by an investor who invested $100 on June 16, 1995 in each of (i) the Common Stock, (ii) the S & P 500 Composite Index (the "S & P 500 Index") and (iii) a peer group composed of the companies in the Dow Jones Food Index.



                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       COMPANY COMMON STOCK, THE S & P 500
                       INDEX AND THE DOW JONES FOOD INDEX








                              [LINE GRAPH OMITTED]














                                  June 16, 1995       December 31, 1995       December 31, 1996       December 31, 1997
                                  -------------       -----------------       -----------------       -----------------
M & F Worldwide Corp.                  100                   152                     143                     187
S&P 500 Index                          100                   116                     142                     189
Dow Jones Food Index                   100                   114                     133                     182


PENSION PLAN FOR SALARIED EMPLOYEES

         The following table sets forth information concerning the estimated annual benefits payable to Messrs. Hanson, Taub, Grace and Vora under Mafco Worldwide's Defined Benefit Pension Plan (the "Salaried Pension Plan") effective as of December 31, 1990, established in replacement of a prior plan. Participants in the Salaried Pension Plan generally include participants under the prior plan and certain salaried employees who are at least age 21 and credited with at least one thousand hours of service in any Plan Year (as defined in the Salaried Pension Plan) since the date such employee commenced employment.

         Benefits to participants vest fully after five years of service and such benefits are determined primarily by a formula taking into account an average final compensation determined by averaging the three consecutive completed calendar years of greatest compensation earned during the participant's service to Mafco Worldwide and the number of years of service attained by the individual participants. Benefits are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 1997 was $120,000 based on a maximum allowable compensation of $160,000. Such compensation is composed primarily of regular base salary, bonus and employers' contributions to qualified deferred compensation plans. Subject to certain restrictions, participants may make voluntary after-tax contributions of up to ten percent of their aggregate compensations. Any such voluntary contributions are fully vested and nonforfeitable at all times.

         Mafco Worldwide has established the Mafco Worldwide Corporation Benefit Restoration Plan (the "Restoration Plan") effective January 1, 1994 which was designed to restore retirement benefits to those employees whose eligible pension earnings were limited to $150,000 under regulations enacted by the Internal Revenue Service. The Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") limited pension benefits under tax qualified plans, based on maximum compensation of $150,000, which will be adjusted annually based upon inflation. Had the enactment of OBRA '93 not limited pension benefits under tax qualified plans, the limit would have been $255,300 in 1996. As of January 1, 1997, the Restoration Plan was amended to increase the retirement benefit to up to $500,000. The Restoration Plan was established to provide pension benefits to those employees who would have lost benefits due to the reduction in the maximum compensation allowed for the calculation of benefits under the Salaried Pension Plan. The Restoration Plan will not be funded and all other vesting and payment rules will follow the Salaried Pension Plan.

         The following table shows estimated annual benefits payable upon retirement under the Salaried Pension Plan and the Restoration Plan:

          HIGHEST
        CONSECUTIVE
         THREE YEAR
           AVERAGE                   ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT
        COMPENSATION                 RETIREMENT WITH INDICATED YEARS OF CREDITED SERVICE
       --------------             ---------------------------------------------------
                                        15              20              25              30            35
                                       ----            ----            ----            ----          ---
               $100,000            $ 25,169        $ 33,558        $ 41,948        $ 41,948        $ 41,948
                150,000              40,169          53,558          66,948          66,948          66,948
                200,000              55,169          73,558          91,948          91,948          91,948
                250,000              70,039          93,385         116,732         116,732         116,732
                300,000              75,569         100,758         125,948         125,948         125,948
                350,000              80,569         107,425         134,282         134,282         134,282
                400,000              85,569         114,092         142,615         142,615         142,615
                450,000              90,569         120,758         150,948         150,948         150,948
                500,000+             95,569         127,425         159,282         159,282         159,282


Benefits shown above reflect the straight life annuity benefit form of payment for employees, assume normal retirement at age 65, reflect the deduction for Social Security amounts, but do not reflect the offset for the actuarial equivalent of the benefit derived from the employer contribution account in the 401(k) Plan.

         As of December 31, 1997, credited years of service for each of the following individuals were as follows: Mr. Taub, 22 years; Mr. Hanson, 1 year; Mr. Grace, 20 years; and Mr. Vora, 21 years.

PERFORMANCE BONUS PLAN

         Messrs. Folz, Taub, Grace and Vora participate in and are eligible to receive bonuses in accordance with the Company's Performance Bonus Plan which has been approved by the Company's stockholders. Compensation payable under the Performance Bonus Plan is intended to qualify as "performance based compensation" under Section 162(m) of the Code. Under the Performance Bonus Plan, the participants are eligible to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in their respective employment agreements. Performance goals under the Performance Bonus Plan are based upon the achievement of EBITDA goals set forth in the Company business plan during each calendar year. The payments under the Performance Bonus Plan may not exceed $1,000,000 with respect to any participant in any calendar year and shall not be made unless the Compensation Committee certifies that the performance goals with respect to the applicable year have been met.

STOCK OPTION PLAN

         The Company has adopted and the Company's stockholders have approved, the 1997 Stock Option Plan and the 1995 Stock Option Plan (together, the "Stock Option Plans"). A maximum of 2,000,000 shares of Common Stock has been reserved for issuance under the Stock Option Plans, subject to equitable adjustment upon the occurrence of any stock dividend, stock split, recapitalization, combination or exchange of shares.

         The Stock Option Plans are administered by a committee appointed by the Board ("Compensation Committee"), which consists of two or more members of the Board who are "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee may, in its discretion, delegate to a subcommittee its duties hereunder, including the grant of Options and Rights. The full Board also has the authority, in its discretion, to grant Options and Rights under the Stock Option Plans and to administer such plans. The Compensation Committee has full authority, subject to the provisions of the Stock Option Plans, among other things, to determine the persons to whom options or stock appreciation rights will be granted, to determine the exercise price of the stock options and to prescribe, amend and rescind rules and regulations relating to the Stock Option Plans.

         Grants of stock options and stock appreciation rights (collectively, "Awards") may be made under the Stock Option Plans to selected employees, directors (including directors who are not employees) and consultants of the Company and its present or future affiliates, in the discretion of the Compensation Committee. Stock options may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of a nonqualified stock option may be above, at or below the fair market value per share of Common Stock on the date of grant; the exercise price of an incentive stock option may not be less than the fair market value per share of Common Stock on the date of grant.

         No person may be granted stock options or stock appreciation rights under any calendar year representing an aggregate of more than 600,000 shares of Common Stock under the 1997 Stock Option Plan or 400,000 shares of Common Stock under the 1995 Stock Option Plan. Stock options and stock appreciation rights shall be exercisable at the times and upon the conditions that the Committee may determine, as reflected in the applicable Award agreement. The exercise period shall be determined by the Committee; provided, however, that in the case of an incentive stock option, such exercise period shall not exceed ten (10) years from the date of grant of such incentive stock option.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file such forms for a specified fiscal year, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1997.


   PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS

         The ratification of the selection of Ernst & Young LLP will require the affirmative vote of the holders of a majority of the votes cast, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the ratification of the auditors (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

         Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

         The following table sets forth as of March 1, 1998, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each Director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the officers named in the summary compensation table and by all Directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                          Amount and Nature
                                          of Beneficial             Percent of
                                           Ownership(a)                Class
                                          -----------------         -----------
Ronald O. Perelman(b)                          8,739,400                37.6%
   35 East 62nd Street
   New York, NY  10021
Jaymie A. Durnan                                     500                 *
Theo W. Folz                                      63,333                 *
Howard Gittis                                      5,000                 *
J. Eric Hanson                                    73,333                 *
E. Gregory Hookstratten                                0
Lance Liebman                                      1,000                 *
Paul M. Meister                                   76,402                 *
James G. Roche                                     3,000                 *
Bruce Slovin(c)                                   10,000                 *
Stephen G. Taub                                   50,000                 *
Pramathesh S. Vora                                16,666                 *
Peter W. Grace                                    12,666                 *
All Directors and executive officers           9,050,400                38.9%
  as a group (13 persons)


----------------------------------

*      Less than 1%.

(a)    Includes Common Stock and options exercisable within 60 days.

(b) Represents outstanding shares of Common Stock owned indirectly through Holdings which is wholly owned by Mr. Perelman. Of such shares of Common Stock, 2,500,000 represent shares of Common Stock issuable upon the conversion of 20,000 shares of Series A Preferred Stock owned by Mafco Consolidated. The shares owned and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Holdings or its affiliates.

(c) Of the shares owned, 5,000 are held in trust for a minor child. Mr. Slovin disclaims beneficial ownership of such 5,000 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mafco Holdings Inc. beneficially owns 36% of the outstanding Common Stock of the Company (assuming conversion of the Series A Preferred Stock). Mafco Holdings, wholly-owned by Ronald O. Perelman, is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, Inc., Mafco Holdings is engaged in the cosmetics and skin care, fragrance and personal care products business. Mafco Holdings also owns 65% of Meridian, a manufacturer and marketer of specialized ski-boats. Through its 64% ownership of Cigar Holdings, Mafco Holdings is engaged in the manufacture and distribution of cigars and pipe tobacco. Through its ownership interest in the Company, Mafco Holdings is in the business of processing licorice and other flavors. On December 18, 1997, Mafco Holdings entered into an agreement pursuant to which it will acquire a controlling interest in Panavision Inc., a manufacturer and supplier of film camera systems to the motion picture and television industries. Mafco Holdings is also in the financial services business through its 80% ownership interest in Cal Fed. On February 4, 1998, Mafco Holdings entered into an agreement with Golden State Bancorp Inc. pursuant to which Cal Fed and Golden State Bancorp Inc. will merge. The resulting corporation will retain the name California Federal. The principal executive offices of Mafco Holdings are located at 35 East 62nd Street, New York, New York 10021.

FLAVORS ACQUISITION

         On November 25, 1996, Mafco Consolidated and the Company consummated the transactions contemplated by the stock and value support rights purchase agreement, dated as of October 23, 1997 (the "Purchase Agreement"), by and among Mafco Consolidated, the Company, and PCT International Holdings Inc. ("Purchaser"), a Delaware corporation and wholly-owned subsidiary of the Company. Pursuant to the Purchase Agreement, Purchaser acquired from Mafco Consolidated, all the shares of Flavors Holdings Inc. (the "Shares") and 23,156,502 Value Support Rights (each a "VSR", and collectively, the "VSRs") issued pursuant to a Value Support Rights Agreement, dated November 25, 1996. In consideration for the Shares and VSRs, Purchaser paid Mafco Consolidated cash in the amount of $180.0 million. In addition, Purchaser paid Mafco Consolidated deferred cash payments of $3.7 million on June 30, 1997 and $3.5 million on January 2, 1998.

RAW MATERIALS PURCHASES AND SALES

         During 1997, the Company had sales of approximately $259,000 to Consolidated Cigar Corporation, an affiliate. The Company also purchased inventory of approximately $152,000 from Consolidated Cigar Corporation during 1997.

TRANSFER AGREEMENT

         In connection with the merger of Abex, Inc. ("Abex"), currently known as Mafco Consolidated, and a wholly owned subsidiary of Holdings (the "Abex Merger") and the related transfer (the "Transfer") to a subsidiary of Mafco Consolidated of substantially all of Abex's consolidated assets and liabilities with the remainder being retained by the Company, the Company, a subsidiary of Abex, Pneumo Abex and certain other subsidiaries of the Company entered into a Transfer Agreement (the "Transfer Agreement"). The Transfer Agreement provides for appropriate transfer, indemnification and tax sharing arrangements, in a manner consistent with applicable law and existing contractual arrangements.

         The Transfer Agreement requires such subsidiary of Mafco Consolidated to undertake certain administrative and funding obligations with respect to certain asbestos claims and other liabilities retained by the Company. The Company will be obligated to make reimbursement for the amounts so funded only when amounts are received by the Company under related indemnification and insurance arrangements. Such administrative and funding obligations would be terminated as to asbestos products claims in the case of a bankruptcy of Pneumo Abex or the Company or of certain other events affecting the availability of coverage for such claims from third party indemnitors and insurers. The Transfer Agreement further provides that Mafco Consolidated will indemnify the Company with respect to all environmental matters associated with Abex's former operations to the extent not paid by third party indemnitors or insurers, other than the operations relating to the Company's aerospace business which was sold to Parker Hannifin Corporation in April 1996. The Transfer Agreement also provides for certain funding indemnification and cooperation arrangements between the Company and such subsidiary of Mafco Consolidated in respect of certain liabilities which may arise under the Employee Retirement Income Security Act of 1974 in respect of the sale of Abex Friction Products in 1994.

         The Transfer Agreement also provides that the Company will be reimbursed by a subsidiary of Mafco Consolidated at the end of 1995, 1996, 1997 and 1998 for amounts spent by the Company in excess of $1.5 million during each such period in connection with certain costs and expenses incurred by the Company by virtue of being a public company, such as compliance with certain SEC and stock exchange filing requirements. Such reimbursement obligation is subject to early termination in the case of certain "change in control" events affecting the Company. No such reimbursements were required to be made in 1995, 1996 and 1997.

REGISTRATION RIGHTS AGREEMENT

         In connection with the Abex Merger, Mafco Consolidated and the Company entered into a Registration Rights Agreement providing Mafco Consolidated with the right to require the Company to use its best efforts to register under the Securities Act of 1933, as amended (the "Securities Act"), and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated all or a portion of the issued and outstanding Common Stock, if any, retained (the "Retained Shares") by Mafco Consolidated in the Abex Merger (as a result of the exercise of appraisal rights) or issuable upon conversion (the "Conversion Shares") of the Series A Preferred Stock (collectively, the "Registrable Shares"). Such demand rights are subject to the conditions that the Company is not required to (i) effect a demand registration in the first year following the effective time of the Abex Merger other than in respect of the Retained Shares,
(ii) effect a demand registration more than once in any 12 month period, (iii) effect more than one demand registration with respect to the Retained Shares and two demand registrations with respect to the Conversion Shares, or (iv) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material non-public information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of Common Stock or any other class of equity securities, then Mafco Consolidated will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated of all or a portion of the Registra- ble Shares as designated by Mafco Consolidated. The Company is responsible for all expenses relating to the performance of, or compliance with, the Registration Rights Agreement except that Mafco Consolidated is responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold.

ACQUISITION OF LIBRA SHARES

         In connection with Mafco Consolidated's acquisition of 5,939,400 shares of Common Stock from Libra Invest & Trade Ltd., the Company and Mafco Consolidated entered into an agreement pursuant to which Mafco Consolidated agreed to

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certain limitations on its ability to dispose of its shares of Common Stock or
Series A Preferred Stock for a period of three years in addition to the limitations contained in the Company's Restated Certificate of Incorporation. Pursuant to such agreement, the Company agreed to treat the shares so acquired as "Registrable Shares" under the Registration Rights Agreement.

                             ADDITIONAL INFORMATION

         The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, M&F Worldwide, 35 East 62nd Street, New York, New York 10021. Each such request must set forth a good faith representation that, as of the Record Date, March 24, 1998, the person making the request was a beneficial owner of Common Stock entitled to vote.

         In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.


                              STOCKHOLDER PROPOSALS

         Under the rules and regulations of the SEC as currently in effect, any holder of at least $1,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 1999 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary, M&F Worldwide Corp., 35 East 62nd Street, New York, New York 10021, not later than November 30, 1998.



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                                 OTHER BUSINESS

         The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

March 30, 1998
                                           By Order of the Board of Directors

                                            M & F WORLDWIDE CORP.

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